UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☒	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 11, 2015, Trian Fund Management, L.P. (“Trian”) issued the following press release:

TRIAN FILES PRELIMINARY PROXY STATEMENT

FOR DUPONT ANNUAL MEETING

Issues In-Depth White Paper on DuPont;

Sends Letter to DuPont Stockholders

NEW YORK, February 11, 2015 – Trian Fund Management, L.P., one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD), which currently beneficially owns approximately 24.6 million DuPont shares valued at approximately $1.9 billion, including funds managed by Trian and other related parties, today filed a preliminary proxy statement with the Securities and Exchange Commission for the election of Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta to DuPont’s Board of Directors at the Company’s 2015 Annual Meeting of Stockholders.

Trian also today issued an in-depth White Paper that analyzes DuPont’s underperformance and details the initiatives Trian believes DuPont should take to improve financial and operational performance and corporate governance, and thereby significantly increase stockholder value. In addition, Trian is today mailing a letter to DuPont stockholders.

Trian’s letter to stockholders and White Paper can be found at: www.DuPontCanBeGreat.com.

The letter follows:

February 11, 2015

Dear Fellow Stockholders:

We are writing to you on behalf of investment funds managed by Trian Fund Management, L.P., which currently beneficially own approximately 24.6 million shares of E. I. du Pont de Nemours and Company (NYSE: DD), valued at approximately $1.9 billion. As one    of DuPont’s largest stockholders, our interests are directly aligned with yours.

As stockholders, we have a collective responsibility to hold management accountable for continued underperformance and repeated failures to deliver promised revenues and earnings targets. It is simply not acceptable that earnings in 2012, 2013, 2014 and, according to DuPont’s own guidance, 2015, are all below earnings in 2011. You have an opportunity to ensure that the Company’s Board of Directors is focused on significantly improving long-term performance at DuPont by electing independent-minded, highly experienced directors to the Board who have been nominated by a fellow stockholder.

The 2015 Annual Meeting of DuPont Stockholders is only a few months away.  After extensive analysis, as documented in our White Paper available at www.DuPontCanBeGreat.com, we believe new perspectives and more robust oversight of management are necessary from the DuPont Board. Since Trian first invested in DuPont in March 2013, DuPont has announced several positive initiatives, such as the announced spin-off of Performance Chemicals (Chemours), the “Fresh Start” cost-reduction initiatives, a share repurchase program and the appointment of two new independent directors.

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While we believe that Trian has already made a positive impact at the Company, we are concerned that the Board has only taken action in the face of outside pressure, rather than consistently prioritizing stockholder value on its own. In addition, Trian believes that much more can be done to optimize stockholder value and that management will continue to fail to achieve its previously announced financial targets of 7% revenue growth and 12% EPS growth. Had management met its financial targets since 2011, EPS would be 51% higher than it is today.

As a result, we have nominated four highly qualified independent director candidates with experience and skills in areas critical to DuPont.  Our nominees – Nelson Peltz, John H. Myers, Arthur B. Winkleblack, and Robert J. Zatta – are ready to join the DuPont Board and to assist the Company with its plans and strategies to realize appropriate long-term value for ALL DuPont stockholders. We believe DuPont will benefit by having directors nominated by stockholders serve on its Board, rather than having the Board comprised solely of individuals nominated by existing directors.  In Trian’s view, directors nominated by stockholders are more likely to be independent of management and, therefore, will hold management accountable and better represent stockholder interests.

Trian has been exceedingly patient – we invested in DuPont nearly two years ago. In December 2013, we agreed not to hold a proxy contest at the 2014 Annual Meeting to give DuPont a chance to prove it could achieve its 2014 financial goals, despite our skepticism that management could deliver. At that time, the lead director encouraged us to hold management and the Board accountable if DuPont failed. Management and the Board failed to deliver results. In June 2014, after DuPont announced it would miss guidance for the third year in a row, we offered a settlement under which one Trian Principal (and no other Trian nominees) would be added to the Board.  In return, we pledged to work constructively to unlock value with a single minority director – one where we could only influence events by convincing the majority of the incumbent Board members with “the power of the argument.” That proposal was flatly rejected by the Board in August. We respectfully asked DuPont to reconsider given the distraction and cost of a proxy contest. Once again, our proposal was flatly rejected.

That same month, public filings made by the private equity owners of Axalta (formerly the Performance Coatings segment of DuPont) revealed that earnings before interest, taxes, and depreciation (EBITDA, a measure of cash flow and profitability) at the Performance Coatings segment under private equity ownership was 67% higher the moment it was separated from DuPont. Meanwhile, DuPont continues to perform poorly, as evidenced by 2014 results and 2015 guidance, released in late January 2015, that were both below 2011 levels.

With continuing poor results, it is time for a change at DuPont.

A vote for Trian’s nominees is a vote for four highly qualified individuals who will work collaboratively with the Board to:

1.	Assess the corporate structure and determine whether management is capable of achieving best-in-class revenue growth and margins with the existing portfolio or whether there is a need to separate the portfolio; Trian nominees are open-minded as to the best path forward
2.	Eliminate excess corporate costs and ensure productivity initiatives hit the bottom line
3.	Assess capital allocation including organic investments (R&D, capital expenditures, industrial biosciences initiatives), M&A, and balance sheet efficiency/capital return policies (increasing dividends)
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4.	Improve corporate governance including transparency of business performance, alignment of compensation programs with performance, and overall accountability for promised performance

Trian does not see this election as a referendum on separating the businesses, but rather a referendum on DuPont’s financial performance. If elected to the Board, the Trian nominees will seek to work collaboratively with the other Board members to determine whether value can be optimized in the current structure or through a separation.

As a stockholder with an aggregate investment of approximately $1.9 billion in DuPont, we have far more at stake than the current independent members of the Board who, according to DuPont’s most recent proxy statement and other public filings, collectively beneficially own DuPont shares with a value of approximately $20 million.1  It is also worth noting that the CEO has sold approximately 54% of her shares since Trian first invested in DuPont in March 2013, a development one significant DuPont stockholder recently told the Wall Street Journal is “alarming”.2 We believe stockholders approve share awards to management in order to assure an alignment of interest, not for management to sell prematurely. Does the CEO selling stock betray a lack of confidence in her own plans for the Company?

On a fully diluted basis, Trian beneficially owns over 90 times as many shares as all of the independent members of the Board combined. Given our substantial investment, our strong track record of long-term value creation and our history of working with boards and management teams of the companies we invest in, stockholders can be assured that Trian’s nominees want only what is in the best interest of DuPont and all of its stockholders. We view this proxy contest as the democratic process at work, and we look forward to continuing our dialogue with you, our fellow stockholders, to improve performance and unlock value at DuPont.

Our nominees have a strong track record of value creation, relevant operating expertise, and are committed to working with management and directors to improve DuPont’s performance and unlock its value. Given the strength and experience of our nominees as well as our interest in seeing DuPont achieve its full potential, we wonder why it is expending substantial management time and millions of dollars of stockholder funds to keep well qualified stockholder nominees off of its Board.  The real question is: what is DuPont’s leadership afraid of?

With the right changes, DUPONT CAN BE GREAT. DuPont stockholders should insist on nothing less.

Thank you for your continued support and consideration of our materials. Your vote is important to all of us – only you have the power to decide the outcome of this election.

Sincerely,

Trian Fund Management, L.P.

Nelson Peltz Founding Partner & Chief Executive Officer	Peter May Founding Partner & President	Ed Garden Founding Partner & Chief Investment Officer

1 See pages 7 and 75 of the Trian White Paper for additional information regarding stock ownership by DuPont’s independent directors.

2 Source: “Stock Sales by DuPont CEO Raise Eyebrows”, Wall Street Journal, 2/10/15. See page 74 of the Trian White Paper for additional information regarding Trian’s analysis of these sales.

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About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Media Contact:

Anne A. Tarbell

Trian Fund Management, L.P.

(212) 451-3030

atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently

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beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners, together with other Participants, intend to file with the SEC a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in a preliminary proxy statement filed by Trian Partners and the other Participants with the SEC on February 11, 2015 and in any amendments to that preliminary proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting when they become available because they will contain important information, including additional information relating to the Participants. When completed and available, Trian Partners’ definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Trian Partners with the SEC will also be available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016  (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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